EXHIBIT D

                              US WATS, INC. 1997

                               STOCK OPTION PLAN

















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                               Table of Contents
                                                                           Page
1.   Purpose................................................................  3
2.   Administration.........................................................  3
3.   Eligibility............................................................  4
4.   Stock..................................................................  4
5.   Granting of Options....................................................  5
6.   Annual Limit...........................................................  5
7.   Terms and Conditions of Options........................................  5
8.   Option Agreements -- Other Provisions.................................. 10
9.   Capital Adjustments.................................................... 10
10.  Certain Corporate Transactions......................................... 10
11.  Financial Information.................................................. 11
12.  Amendment or Termination of the Plan................................... 11
13.  Rights................................................................. 12
14.  Indemnification of Board and Committee................................. 12
15.  Application of Funds................................................... 12
16.  Shareholder Approval................................................... 12
17.  No Obligation to Exercise Option....................................... 12
18.  Termination of Plan.................................................... 12
19.  Governing Law.......................................................... 13

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                              US WATS, INC. 1997

                               STOCK OPTION PLAN


          WHEREAS, US WATS, Inc. desires to award incentive and nonqualified stock options to certain of its officers and other key employees;

          NOW, THEREFORE, effective as of June 25, 1997, the US WATS, Inc. 1997 Stock Option Plan is hereby adopted under the following terms and conditions:

     1. Purpose. This US WATS, Inc. 1997 Stock Option Plan (the "Plan") is intended to provide a means whereby US WATS, Inc. (the "Company") may, through the grant of incentive stock options and nonqualified stock options (collectively, the "Options") to purchase common shares of the Company ("Common Stock") to officers and other key employees of the Company or a Related Corporation (as defined below) ("Key Employees") and to Consultants (as defined below), attract and retain such Key Employees and Consultants and motivate them to exercise their best efforts on behalf of the Company and of any Related Corporation.

          For purposes of the Plan, a "Related Corporation" shall mean either a "subsidiary corporation" of the Company, as defined in Section 424(f) of the Internal Revenue Code of 1986, as amended (the "Code"), or the "parent corporation" of the Company, as defined in Section 424(e) of the Code. A "Consultant" shall mean any consultant of the Company or a Related Corporation who is not an officer or employee thereof. Further, as used in the Plan, (i) the term "ISO" shall mean an option which, at the time such option is granted, qualifies as an incentive stock option within the meaning of Section 422 of the Code and is designated as an ISO in the Option Agreement (as defined in Section 8 hereof); and (ii) the term "NQSO" shall mean an option which, at the time such option is granted, does not qualify as an ISO, and is designated as a nonqualified stock option in the Option Agreement.

     2.   Administration

          (a) The Plan shall be administered by the Company's Stock Option Committee (the "Committee"), which shall consist solely of not fewer than two non-employee directors of the Company (within the meaning of Rule 16b-3(b)(3) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or any successor thereto) who are also outside directors (within the meaning of Treas. Reg. Sec. 1.162-27(e)(3), or any successor thereto) of the Company, and who shall be appointed by, and shall serve at the pleasure of, the Company's Board of Directors (the "Board"). Each member of the Committee, while serving as such, shall be deemed to be acting in his capacity as a director of the Company.

          (b) In the event a committee has not been established in accordance with subsection (a) above, or cannot be constituted to vote on the grant of an Option (for example, because of state laws governing corporate self-dealing), the entire Board shall serve as the Committee for all purposes of the Plan; provided, however, that a member of the Board shall not participate in a vote approving the grant of an Option to himself or herself to the extent provided under the laws of the State of Delaware governing corporate self-dealing.

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          The Committee shall have full authority, subject to the terms of the
Plan, to select the Key Employees and Consultants to be granted Options under the Plan, to grant Options on behalf of the Company, and to set the date of grant and the other terms of such Options; provided, however, that Consultants shall not be eligible to receive ISOs under the Plan. The Committee may correct any defect, supply any omission, and reconcile any inconsistency in the Plan and in any Option granted hereunder in the manner and to the extent it deems desirable. The Committee may also, in its discretion, adjust the price of an Option, or cancel an Option and grant a new Option to replace the cancelled Option; provided, that if the Committee changes the price of an Option or replaces an Option, the resulting Option shall be treated as a new Option granted on the date of such change or replacement and shall comply with the terms of the Plan as such.

          The Committee also shall have the authority to establish such rules and regulations, not inconsistent with the provisions of the Plan, for the proper administration of the Plan, to amend, modify, or rescind any such rules and regulations, and to make such determina tions and interpretations under, or in connection with, the Plan, as it deems necessary or advisable. All such rules, regulations, determinations, and interpretations shall be binding and conclusive upon the Company, its shareholders and all Key Employees and Consultants, upon their respective legal representatives, beneficiaries, successors, and assigns, and upon all other persons claiming under or through any of them.

          No member of the Board or the Committee shall be liable for any action or determination made in good faith with respect to the Plan or any Option granted under it.

     3. Eligibility. The class of employees who shall be eligible to receive Options under the Plan shall be the Key Employees (including any directors who also are officers or key employees) of the Company and/or of a Related Corporation and Consultants. More than one Option may be granted to a Key Employee or Consultant under the Plan. A Key Employee or Consultant who has been granted an Option under the Plan shall hereinafter be referred to as an "Optionee."

     4. Stock. Options may be granted under the Plan to purchase up to a maximum of 3,000,000 shares of Common Stock, par value ($.001) per share; provided, however, that no Key Employee shall receive Options for more than 1,000,000 shares of the Company's Common Stock over any one year period. However, both limits in the preceding sentence shall be subject to adjustment as hereinafter provided. Shares issuable under the Plan may be authorized but unissued shares or reacquired shares, and the Company may purchase shares required for this purpose, from time to time, if it deems such purchase to be advisable.

          If any Option granted under the Plan expires or otherwise terminates for any reason whatsoever (including, without limitation, the Optionee's surrender thereof) without having been exercised, the shares subject to the unexercised portion of the Option shall continue to be available for the granting of Options under the Plan as fully as if the shares had never been subject to an Option. However, (i) if an Option is cancelled, the shares of Common Stock covered by the cancelled Option shall be counted against the maximum number of shares specified above for which Options may be granted to a single Key Employee, and (ii) if the exercise price of an Option is reduced

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after the date of grant, the transaction shall be treated as a cancellation of the original Option and the grant of a new Option for purposes of such maximum.

     5. Granting of Options. From time to time until the expiration or earlier suspension or discontinuance of the Plan, the Committee may, on behalf of the Company, grant to Key Employees and Consultants under the Plan such Options as it determines are warranted; provided, however, that grants of ISOs and NQSOs shall be separate and not in tandem, and further provided that Consultants shall not be eligible to receive ISOs under the Plan. In making any determination as to whether a Key Employee or Consultant shall be granted an Option, the type of Option to be granted, the number of shares to be covered by the Option, and other terms of the Option, the Committee shall take into account the duties of the Key Employee or Consultant, his present and potential contributions to the success of the Company or a Related Corporation, the tax implications to the Company and the Key Employee or Consultant of any Option granted, and such other factors as the Committee may deem relevant in accomplishing the purposes of the Plan. Moreover, the Committee may provide in the Option that said Option may be exercised only if certain conditions, as determined by the Committee, are fulfilled.

     6.   Annual Limit

          (a) ISOs. The aggregate fair market value (determined under Section 7(b) hereof as of the date the ISO is granted) of the Common Stock with respect to which ISOs are exercisable for the first time by a Key Employee during any calendar year (counting ISOs under this Plan and incentive stock options under any other stock option plan of the Company or a Related Corporation) shall not exceed $100,000. If an Option intended as an ISO is granted to a Key Employee and the Option may not be treated in whole or in part as an ISO pursuant to the $100,000 limitation, the Option shall be treated as an ISO to the extent it may be so treated under the limitation and as an NQSO as to the remainder. For purposes of determining whether an ISO would cause the limitation to be exceeded, ISOs shall be taken into account in the order granted.

          (b) NQSOs. The annual limits set forth above for ISOs shall not apply to NQSOs.

     7. Terms and Conditions of Options. Options granted pursuant to the Plan shall include expressly or by reference the following terms and conditions, as well as such other provisions not inconsistent with the provi-sions of the Plan (and, for ISOs granted under the Plan, the provisions of Section 422(b) of the Code), as the Committee shall deem desirable --

          (a) Number of Shares. The Option shall state the number of shares of Common Stock to which the Option pertains.

          (b) Price. The Option shall state the Option price which shall be determined and fixed by the Committee in its discretion but, in the case of an ISO, shall not be less than the higher of 100 percent (110 percent in the case of a more-than-10-percent shareholder, as provided in subsection (j) below) of the fair market value of the optioned shares of Common Stock on the date the ISO is granted, or the par value thereof, and, in the case of an NQSO, shall not be less than the higher of 100 percent (110 percent in the case of an NQSO granted to a resident of the State of California who is also a more-than-10-percent shareholder, as provided in subsection (j) below) of the fair market

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value of the optioned shares of Common Stock on the date the NQSO is granted, or the par value thereof.

          The fair market value of a share of Common Stock shall be arrived at by a good faith determination of the Committee and shall be --

               (i) if there are sales of Common Stock on a registered securities exchange or in an over-the-counter market on the date of grant, then the mean between the highest and lowest quoted selling price on the date of grant; or

               (ii) if there are no such sales of Common Stock on the date of grant but there are such sales on dates within a reasonable period both before and after the date of grant, then the weighted average of the means between the highest and lowest selling price on the nearest date before and the nearest date after the date of grant; or

               (iii) if actual sales are not available during a reasonable period beginning before and ending after the date of grant, then the mean between the bid and asked price on the date of grant as reported by the National Quotation Bureau; or

               (iv) if (i) through (iii) are not applicable, such other method of determining fair market value as shall be authorized by the Code, or the rules or regulations thereunder, and adopted by the Committee.

Where the fair market value of the optioned shares of Common Stock is determined under (ii) above, the average of the means between the highest and lowest sales on the nearest date before and the nearest date after the date of grant shall be weighted inversely by the respective numbers of trading days between the selling dates and the date of grant (i.e, the valuation date), in accor dance with Treas. Reg. Sec. 20.2031-2(b)(1), or any successor thereto.

          (c)  Term

               (1) ISOs. Subject to earlier termination as provided in subsections (e), (f), and (g) below and in Section 9 hereof, the term of each ISO shall be not more than 10 years (five years in the case of a more-than-10-percent shareholder, as discussed in subsection (j) below) from the date of grant.

               (2) NQSOs. Subject to earlier termination as provided in subsections (e), (f), and (g) below and in Section 9 hereof, the term of each NQSO shall be not more than 10 years from the date of grant.

          (d) Exercise. Options shall be exercisable in such installments and on such dates as the Committee may specify; provided that (i) in the case of Options granted to Optionees who are residents of the State of California, such Options shall be exercisable at the rate of at least 20% per year over five years from the date of grant; (ii) in the case of new Options granted to an Optionee to replace options (whether granted under the Plan or otherwise) held by the Optionee or in the case of Options repriced by the Committee, the new or repriced Options may be made exercisable, if so determined by the Committee, in its discretion, at the earliest date the original Options were exercisable, but not earlier than three months from the date of grant of the new Options or the repricing of the original Options; and (iii) the Committee may accelerate the

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exercise date of any outstanding Options, in its discretion, if it deems such acceleration to be desirable. However, with respect to an Optionee who is a resident of the State of California, acceleration is permitted only if the Optionee is an officer, director, or Consultant.

          Any exercisable Options may be exercised at any time up to the expiration or termination of the Option. Exercisable Options may be exercised, in whole or in part and from time to time, by giving written notice of exercise to the Company at its principal office, specifying the number of shares to be purchased and accompanied by payment in full of the aggregate Option exercise price for such shares. Only full shares shall be issued under the Plan, and any fractional share which might otherwise be issuable upon exercise of an Option granted hereunder shall be forfeited.

          The Option price shall be payable in the case of an ISO, if the Committee in its discretion causes the Option Agreement so to provide, and in the case of an NQSO, if the Committee in its discretion so determines at or prior to the time of exercise --

               (1) in cash or its equivalent;

               (2) in shares of Common Stock previously acquired by the Optionee; provided that (i) if such shares of Common Stock were acquired through the exercise of an ISO and are used to pay the Option price for ISOs, such shares have been held by the Optionee for a period of not less than the holding period described in Section 422(a)(1) of the Code on the date of exercise, or (ii) if such shares of Common Stock were acquired through the exercise of an NQSO and are used to pay the Option price of an ISO, or if such shares of Common Stock were acquired through the exercise of an ISO or an NQSO and are used to pay the Option price of an NQSO, such shares have been held by the Optionee for a period of more than one year on the date of exercise;

               (3) in Common Stock newly acquired by the Optionee upon exercise of such Option (which shall constitute a disqualifying disposition in the case of an Option which is an ISO);

               (4) by delivering a properly executed notice of exercise of the Option to the Company and a broker, with irrevocable instructions to the broker promptly to deliver to the Company the amount of sale or loan proceeds necessary to pay the exercise price of the Option;

               (5) if the Optionee is designated as an "eligible participant" by the Committee at the date of grant in the case of an ISO, or at or after the date of grant in the case of an NQSO, and if the Optionee thereafter so requests, (i) the Company will loan the Optionee the money required to pay the exercise price of the Option; (ii) any such loan to an Optionee shall be made only at the time the Option is exercised; and (iii) the loan will be made on the Optionee's personal, negotiable, demand promissory note, bearing interest at the lowest rate which will avoid imputation of interest under Section 7872 of the Code, and including such other terms as the Committee may prescribe; or

               (6) in any combination of subsections (1), (2), (3), (4) and (5) above.
          In the event the Option price is paid, in whole or in part, with shares of Common Stock, the portion of the Option price so paid shall be equal

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to the aggregate fair market value (determined under subsection (b) above, but as of the date of exercise of the Option, rather than the date of grant) of the Common Stock so surrendered in payment of the Option price.

          (e) Termination of Employment. If an Optionee's employment by or consulting relationship with the Company (and Related Corporations) is terminated by either party prior to the expiration date fixed for his Option for any reason other than death or disability, such Option may be exercised, to the extent of the number of shares with respect to which the Optionee could have exercised it on the date of such termination, or to any greater extent permitted by the Committee, by the Optionee at any time prior to the earlier of
(i) the expiration date specified in such Option, or (ii) an accelerated expiration date determined by the Committee, in its discretion, and set forth in the Option Agreement; except that, subject to Section 9 hereof, in the case of ISOs, such accelerated expiration date shall not be later than three months after such termination of employment, and in the case of NQSOs, such accelerated expiration date shall not be earlier than the date of the Optionee's termination of employment or consulting relationship, however with respect to residents of the State of California, such accelerated expiration date shall not be earlier than 30 days from the date of the Optionee's termination of employment or consulting relationship.

          (f) Disability. If an Optionee becomes disabled (within the meaning of Section 22(e)(3) of the Code) during his employment or consulting relationship and, prior to the expiration date fixed for his Option, his employment or consulting relationship is terminated as a consequence of such disability, such Option may be exercised, to the extent of the number of shares with respect to which the Optionee could have exercised it on the date of such termination, or to any greater extent permitted by the Committee, by the Optionee at any time prior to the earlier of (i) the expiration date specified in such Option, or (ii) an accelerated termination date determined by the Committee, in its discretion, and set forth in the Option Agreement; except that, subject to Section 9 hereof, in the case of ISOs, such accelerated termination date shall not be later than one year after such termination, and in the case of NQSOs, such accelerated termination date shall not be earlier than the date of the termination of the Optionee's employment or consulting relationship by reason of disability, however with respect to residents of the State of California, such accelerated termination date shall not be earlier than six months from the date of the termination of the Optionee's employment or consulting relationship by reason of disability. In the event of the Optionee's legal disability, such Option may be exercised by the Optionee's legal representative.

          (g) Death. If an Optionee dies during his employment or consulting relationship, and prior to the expiration date fixed for his Option, or if an Optionee whose employment or consulting relationship is terminated for any reason, dies following his termination but prior to the earliest of (i) the expiration date fixed for his Option, (ii) the expiration of the period determined under subsections (e) and (f) above, or (iii) in the case of an ISO, three months following the termination of his employment or consulting relationship, such Option may be exercised, to the extent of the number of shares with respect to which the Optionee could have exercised it on the date of his death, or to any greater extent permitted by the Committee, by the Optionee's estate, personal representative, or beneficiary who acquired the right to exercise such Option by bequest or inheritance or by reason of the death of the Optionee. Such post-death exercise may occur at any time prior to the earlier of (i) the expira tion date specified in such Option or (ii) an accelerated termination date determined by the Committee, in its discretion,

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and set forth in the Option Agreement; except that, subject to Section 9 hereof, such accelerated termination date shall not be earlier than one year, nor later than three years, after the date of death.

          (h) Non-Transferability; Registration. No ISO and (except as otherwise provided in any Option Agreement) no NQSO shall be assignable or transferable by the Optionee other than by will or by the laws of descent and distribution, and (subject to the preceding clause) during the lifetime of the Optionee, shall be exercisable only by him or by his guardian or legal representative. If the Optionee is married at the time of exercise and if the Optionee so requests at the time of exercise, the certificate or certificates shall be registered in the name of the Optionee and the Optionee's spouse, jointly, with right of survivorship.

          (i) Rights as a Shareholder. An Optionee shall have no rights as a shareholder with respect to any shares covered by his Option until the issuance of a stock certificate to him for such shares.

          (j) Ten Percent Shareholder. If the Optionee owns more than 10 percent of the total combined voting power of all shares of stock of the Company or of a Related Corporation at the time an ISO is granted to him or at the time an NQSO is granted and he is a resident of the State of California, the Option price for the ISO or NQSO shall be not less than 110 percent of the fair market value (as determined under subsection (b) above) of the optioned shares of Common Stock on the date the ISO or NQSO is granted, and such ISO or NQSO, by its terms, shall not be exercisable after the expiration of five years from the date the ISO or NQSO is granted. The conditions set forth in this subsection shall not apply to NQSOs granted to Optionees who are not residents of the State of California.

          (k) Listing and Registration of Shares. Each Option shall be subject to the requirement that, if at any time the Committee shall determine, in its discretion, that the listing, registration, or qualification of the shares of Common Stock covered thereby upon any securities exchange or under any state or federal law, or the consent or approval of any governmental regulatory body, is necessary or desirable as a condition of, or in connection with, the granting of such Option or the purchase of shares of Common Stock thereunder, or that action by the Company or by the Optionee should be taken in order to obtain an exemption from any such requirement, no such Option may be exercised, in whole or in part, unless and until such listing, registration, qualification, consent, approval, or action shall have been effected, obtained, or taken under conditions acceptable to the Committee. Without limiting the generality of the foregoing, each Optionee or his legal representative or beneficiary may also be required to give satisfactory assurance that shares purchased upon exercise of an Option are being purchased for investment and not with a view to distribution, and certificates representing such shares may be legended accordingly.

          (l) Withholding and Use of Shares to Satisfy Tax Obligations. The obligation of the Company to deliver shares of Common Stock upon the exercise of any Option (or cash in lieu thereof) shall be subject to applicable federal, state, and local tax withholding requirements.

          If the exercise of any Option is subject to the withholding requirements of applicable federal tax law, the Committee, in its discretion, may permit or require the Optionee to satisfy the federal withholding tax, in whole or in part, by electing to have the Company withhold shares of Common

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Stock subject to the exercise (or by returning previously acquired shares of
Common Stock to the Company). The Company may not withhold shares in excess of the number necessary to satisfy the minimum federal income tax withholding requirements. Shares of Common Stock shall be valued, for purposes of this subsection, at their fair market value under subsection (b) above, but as of the date the amount attributable to the exercise of the Option is includable in income by the Optionee under Section 83 of the Code (the "Determination Date"). If shares of Common Stock acquired by the exercise of an ISO are used to satisfy the withholding requirement described above, such shares of Common Stock must have been held by the Optionee for a period of not less than the holding period described in Section 422(a)(1) of the Code as of the Determination Date.

          The Committee shall adopt such withholding rules as it deems necessary to carry out the provisions of this subsection.

     8. Option Agreements -- Other Provisions. Options granted under the Plan shall be evidenced by written documents ("Option Agreements") in such form as the Committee shall from time to time approve, and containing such provisions not inconsistent with the provisions of the Plan (and, for ISOs granted pursuant to the Plan, not inconsistent with Section 422(b) of the
Code), as the Committee shall deem advisable. The Option Agreements shall specify whether the Option is an ISO or NQSO. Each Optionee shall enter into, and be bound by, an Option Agreement as soon as practicable after the grant of an Option.

     9. Capital Adjustments. The number of shares which may be issued under the Plan, and the maximum number of shares with respect to which Options may be granted to any Key Employee under the Plan, both as stated in Section 4 hereof, and the number of shares issuable upon exercise of outstanding Options under the Plan (as well as the Option price per share under such outstanding Options) shall, subject to the provisions of Section 424(a) of the Code, be adjusted, as may be deemed appropriate by the Committee, to reflect any stock dividend, stock split, share combination, or similar change in the capitalization of the Company. In the event any such change in capitalization cannot be reflected in a straight mathematical adjustment of the number of shares issuable upon the exercise of outstanding Options (and a straight mathematical adjustment of the exercise price thereof), the Committee shall make such adjustments as are appropriate to reflect most nearly such straight mathematical adjustment. Such adjustments shall be made only as necessary to maintain the proportionate interest of Optionees, and preserve, without exceeding, the value of Options.

     10. Certain Corporate Transactions. In the event of a corporate transaction (as that term is described in Section 424(a) of the Code and the Treasury Regulations issued thereunder as, for example, a merger, con-solidation, acquisition of property or stock, separation, reorganization, or liquidation), each outstanding Option shall be assumed by the surviving or successor corporation; provided, however, that, in the event of a proposed corporate transaction, the Committee may terminate all or a portion of the outstanding Options if it determines that such termination is in the best interests of the Company. If the Committee decides to terminate outstanding Options, the Committee shall give each Key Employee holding an Option to be terminated not fewer than seven days' notice prior to any such termination, and any Option which is to be so terminated may be exercised (if and only to the extent that it is then exercisable) up to, and including the date immediately preceding such termination. Further, as provided in Section 7(d) hereof, the Committee, in its discretion, may accelerate, in whole or in part, the date on which any or all Options become exercisable.

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          The Committee also may, in its discretion, change the terms of any outstanding Option to reflect any such corporate transaction, provided that, in the case of ISOs, such change would not constitute a "modification" under
Section 424(h) of the Code, unless the Optionee consents to the change.


     11. Financial Information. With respect to Optionees (including Optionees who have already exercised their Options or prior Options) who are residents of the State of California, the Company will comply with Section
240.140.46 of Title 10, California Administrative Code, which requires the Company to delivery financial statements at least annually to such Optionees.

     12.  Amendment or Termination of the Plan

          (a) In General. The Board, pursuant to a written resolution, from time to time may suspend or terminate the Plan or amend it, and the Committee may amend any outstanding Options in any respect whatsoever; except that, without the approval of the shareholders (given in the manner set forth in subsection (b) below) --
               (1) the class of employees eligible to receive ISOs shall not be changed;

               (2) the maximum number of shares of Common Stock with respect to which ISOs may be granted under the Plan shall not be increased, except as permitted under Section 9 hereof;

               (3) the duration of the Plan under Section 17 hereof with respect to any ISOs granted hereunder shall not be extended; and

               (4) no amendment may be made which would require shareholder approval pursuant to Treas. Reg. Sec. 1.162-27(e)(4)(vi) or any successor thereto.

          Notwithstanding the foregoing, no such suspension, discontinuance, or amendment shall materially impair the rights of any holder of an outstanding Option without the consent of such holder.

          (b) Manner of Shareholder Approval. The approval of shareholders must comply with all applicable provisions of the corporate charter, bylaws, and applicable state law prescribing the method and degree of shareholder approval required for the issuance of corporate stock or options. If the applicable state law does not prescribe a method and degree of shareholder approval in such case, the approval of shareholders must be effected --

               (1) By a method and in a degree that would be treated as adequate under applicable state law in the case of an action requiring shareholder approval (i.e., an action on which shareholders would be entitled to vote if the action were taken at a duly held shareholders' meeting); or

               (2) By a majority of the votes cast (including abstentions, to the extent abstentions are counted as voting under applicable state law), in a separate vote at a duly held shareholders' meeting at which a quorum representing a majority of all outstanding voting stock is, either in person or by proxy, present and voting on the Plan.

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     13.  Rights.  Neither the adoption of the Plan nor any action of the Board or the Committee shall be deemed to give any individual any right to be granted an Option, or any other right hereunder, unless and until the Committee shall have granted such individual an Option, and then his rights shall be only such as are provided by the Option Agreement. Notwithstanding any provisions of the Plan or the Option Agreement with a Key Employee or Consultant, the Company and any Related Corporation shall have the right, in its discretion but subject to any employment contract entered into with the Key Employee or service contract entered into with a Consultant, to retire the Key Employee at any time pursuant to its retirement rules or otherwise to terminate the Key Employee's employment or the Consultant's service at any time for any reason whatsoever.

     14. Indemnification of Board and Committee. Without limiting any other rights of indemnification which they may have from the Company and any Related Corporation, the members of the Board and the members of the Committee shall be indemnified by the Company against all costs and expenses reasonably incurred by them in connection with any claim, action, suit, or proceeding to which they or any of them may be a party by reason of any action taken or failure to act under, or in connection with, the Plan, or any Option granted thereunder, and against all amounts paid by them in settlement thereof (provided such settlement is approved by legal counsel selected by the Company) or paid by them in satisfaction of a judgment in any such action, suit, or proceeding, except a judgment based upon a finding of willful misconduct or recklessness on their part. Upon the making or institution of any such claim, action, suit, or proceeding, the Board or Committee member shall notify the Company in writing, giving the Company an opportunity, at its own expense, to handle and defend the same before such Board or Committee member undertakes to handle it on his own behalf. The provisions of this Section shall not give members of the Board or the Committee greater rights than they would have under the Company's by-laws or Delaware law.

     15. Application of Funds. The proceeds received by the Company from the sale of Common Stock pursuant to Options granted under the Plan shall be used for general corporate purposes. Any cash received in payment for shares upon exercise of an Option shall be added to the general funds of the Company and shall be used for its corporate purposes. Any Common Stock received in payment for shares upon exercise of an Option shall become treasury stock.

     16. Shareholder Approval. This Plan shall become effective on June 25, 1997 (the date the Plan was adopted by the Board); provided, however, that if the Plan is not approved by the shareholders, in the manner described in
Section 12(b) hereof, within 12 months before or after the date the Plan was adopted by the Board, the Plan and all Options granted hereunder shall be null and void and no additional Options shall be granted hereunder.

     17. No Obligation to Exercise Option. The granting of an Option shall impose no obligation upon a Key Employee or Consultant to exercise such Option.

     18. Termination of Plan. Unless earlier terminated as provided in the Plan, the Plan and all authority granted hereunder shall terminate absolutely at 12:00 midnight on June 24, 2007, which date is within 10 years after the date the Plan was adopted by the Board, and no Options hereunder shall be granted thereafter. Nothing contained in this Section, however, shall terminate or affect the continued existence of rights created under Options

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issued hereunder, and outstanding on the date set forth in the preceding sentence, which by their terms extend beyond such date.

     19. Governing Law. The Plan shall be governed by the applicable Code provisions to the maximum extent possible. Otherwise, the laws of the State of Delaware shall govern the operation of, and the rights of Key Employees and Consultants under, the Plan, and Options granted thereunder.





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